UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 5)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WisdomTree, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3487784
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

250 West 34th Street, 3rd Floor New York, NY	10119
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

This Amendment No. 5 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on March 20, 2023, as amended by Forms 8-A/A filed by the registrant with the SEC on May 5, 2023, May 10, 2023, March 18, 2024 and March 29, 2024, respectively.

Item 1.	Description of Registrant’s Securities to be Registered.

On April 30, 2024, WisdomTree, Inc. (the “Company”) entered into Amendment No. 5 (the “Amendment”) to the Stockholder Rights Agreement, dated as of March 17, 2023, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

The Amendment amends and restates in its entirety Section 29 of the Rights Agreement to (a) remove (i) that the Company has the “exclusive” power and authority to administer the Rights Agreement and (ii) that all actions, calculations, interpretations and determinations necessary or advisable for the administration of the Rights Agreement done or made by the Board of Directors of the Company (the “Board”) in good faith are final, conclusive and binding on all parties, and (b) provide that nothing in the Rights Agreement shall be deemed to limit or eliminate the fiduciary duties of the Board under applicable law.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.	Exhibits.

4.1	Stockholder Rights Agreement, dated as of March 17, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed with the SEC on March 20, 2023).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 4, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2023).

4.3	Amendment No. 2 to Stockholder Rights Agreement, dated as of May 10, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2023).

4.4	Amendment No. 3 to Stockholder Rights Agreement, dated as of March 18, 2024, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2024).

4.5	Amendment No. 4 to Stockholder Rights Agreement, dated as of March 25, 2024, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2024).

4.6	Amendment No. 5 to Stockholder Rights Agreement, dated as of April 30, 2024, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WisdomTree, Inc.

April 30, 2024	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Chief Legal Officer and Secretary